Operator: Good morning, ladies and gentlemen, thank you for standing by. Welcome to the Rand Logistics first quarter 2009 earnings conference call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions.

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This conference is being recorded today, Thursday, August 14, 2008. At this time, I'd like to turn the conference over to Ms. Lesley Snyder, Investor Relations for Rand Logistics. Please go ahead.

Lesley Snyder: Thank you, Operator. Good morning, ladies and gentlemen and welcome to Rand Logistics fiscal 2009 first quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer, Ed Levy, Rand's President, Scott Bravener, President of Lower Lakes and Joe McHugh, Rand's Chief Financial Officer. This call is being webcast and a telephonic replay will be available following the call.

Before we begin, we would like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical fact, but instead statements based upon the current belief and expectations of the management of Rand Logistics.

Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the results included in such forward-looking statements. Rand assumes no obligation to revise any forward-looking projections that may be made in today's release or call. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Leslie. And good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results; Joe McHugh, our CFO, will review the financial results and then Ed Levy and I will summarize the prospects for the current shipping season. We will then open the call up for questions.

As I have previously mentioned, we view the 2008 shipping season as the inflection point, when our Company would deliver the operating results that our business plan was predicated on. In this regard, we are very pleased with the results for the fiscal first quarter of 2009. Our ongoing operational improvements, strategic acquisitions and vessel upgrades combined with our infrastructure investments to result in $8.2 million of EBITDA for the quarter, which is a 180.2% year-over-year increase, and marine freight revenue of $27.3 million, which is a 39.2% increase over the prior year. While we are pleased with our first quarter results, we still believe there is meaningful room for improvement, some of which we anticipate will be realized during the remainder of the 2008 shipping season.

This quarter was the first clean quarter in which our operating results were not adversely affected by the WMS strike, the reporting complexities associated with the WMS time charter, the contractual requirements on the two conventional bulk carriers acquired from Voyageur that impaired profitability or incremental costs associated with rebuilding the corporate infrastructure.

The WMS and Voyageur vessels acquired in fiscal year 2008 are performing very well relative to expectations. We are pleased with their integration into our fleet thus far and the revenue they have generated, as well as the vessel margin per day. While it is still early in the shipping season, we are very pleased thus far with the operating and financial performance of the Saginaw, as it is meeting the internal projections we developed to justify the re-powering project. Based on actual fiscal 2009 results to date and the future prospects for these vessels, we believe that these investments have, and will continue to, generate significant long-term shareholder value.

We are operating in a market where capacity is not increasing, yet there continues to be growth in demand for our services. We believe that customer demand for shipping transportation will continue to exceed available market capacity for the foreseeable future. As a result, our vessels are completely committed for the 2008 shipping season. To date, we have not experienced any slowdown in terms of demand for service from our customers.

Rand's second quarter ending September 30th is seasonally the strongest quarter. This quarter will be the first during which all our vessels will be fully operational and engaged in trade patterns that best utilize their capabilities. Based on our preliminary July results, we anticipate that our operating results will continue to affirm the attractiveness and sustainability of our business model. Now, I'd like to turn the call over to Scott for a review of operations. Scott?

Scott Bravener: Thanks, Laurence. We were very pleased with the operational performance of our vessels in the fiscal first quarter, highlighted by an 18.8% increase in marine freight revenue per day. Marine freight revenue per day increased by $4,527 to $28,586 in the first quarter of fiscal 2009 from $24,059 in the comparable period in fiscal 2008.

This significant increase in marine freight revenue was driven by six primary factors.

One, increased freight rates. As I mentioned last quarter, we renewed existing contracts and entered into new contracts for fiscal 2009 and beyond, all of which were signed at rates consistent with our expectations.

Two, enhanced vessel utilization stemming from our ability to capitalize on greater scheduling flexibility, including backhaul opportunities more readily accessible to a larger fleet.

Three, significant improvement in boat operating metrics, particularly on the three WMS vessels, which we acquired in February 2008. As a result of our being able to instill our operating philosophy on these vessels, we were able to meaningfully improve the efficiency of the vessels. In addition, we continue realizing the benefits of the capital investments that we have made to increase the operating efficiency of the fleet. These three factors accounted for approximately 61%, or $2,789 of the increase in freight -- marine freight revenue per day.

Four, approximately 6%, or $258, of the growth in marine freight revenue per day was attributable to the Voyageur vessels.

Five, approximately 11%, or $494, of the growth in marine freight revenue per day was attributable to the retirement of our oldest and smallest vessel at the end of last year.

And six, the appreciation of the Canadian dollar versus the U.S. dollar accounted for the remaining $986 of the increase.

Based on four months of actual results this fiscal year and our knowledge of our customers' demands over the next five months of the sailing season, we don't foresee a slowdown in demand during the 2008 sailing season. In addition, in light of the current supply demand characteristics in our market and our customer forecasts, we do not foresee a slowdown in demand for the 2009 sailing season either.

We were very pleased that we were able to increase vessel margin after expensed winter work by 125.2%, or approximately $6.1 million in the quarter ended June 30, 2008 versus the quarter ended June 30, 2007. I am pleased to report that with the exception of the Saginaw, which operated for only 19 days in the quarter, due to the previously-discussed re-powering project, we experienced an increase in vessel margin for every vessel that we owned and/or operated in both the first quarters of fiscal year 2008 and fiscal year 2009.

While we are pleased with this quarter's results, we did experience a loss of 83 sailing days for our four core Canadian flagged vessels, primarily attributable to a delay in completing winter work and the delay in the completion of the Saginaw re-powering project. This loss of sailing days roughly equates to losing an entire vessel for the first quarter and, as such, we see room for continued earnings improvement, if only as a result of not losing these sailing days in subsequent quarters.

Despite this loss in sailing days, in the aggregate, the Canadian flagged vessels performed up to their historical standards and on a vessel-by-vessel basis, excluding the Saginaw, meaningfully better than last year, specifically, vessel margin for our four core Canadian flag vessels this quarter was 97.3% of vessel margin in the same period last year, despite the fact that we operated for 83 less days this fiscal year. These 83 days represent 22.8% of the potentially available sailing days for our four core Canadian flag vessels.

Our core U.S. fleet continues to perform well as we build on the significant operating improvements realized by these vessels in fiscal year 2008. Specifically, vessel margin from these three vessels increased by 34.3%, or over $500,000. More importantly, and as an example of the operating leverage that exists in our business and the operating efficiencies that we have implemented, while the number of sailing days this quarter relative to the same quarter last year did not increase, we were nonetheless able to increase vessel margins for these three core U.S. vessels by approximately 65% of the increase in revenues that these vessels realized versus this quarter last year.

Approximately 64%, or $3.9 million of the quarter over quarter improvement in vessel margins was generated from the three vessels acquired from WMS. The improvement in vessel margin in the first quarter of fiscal 2009 versus the same quarter last year was driven by 155 more sailing days, improvement in marine freight revenue per day for the reasons outlined above and the elimination of time charter payments to WMS. We expect the vessel margin improvement from these three vessels to be even more pronounced during the second quarter of fiscal 2009 versus the same period last year.

Consistent with our original assumptions, I believe that the level of profitability achieved by these vessels in the first quarter will be sustainable over the long-term. As Laurence mentioned, in general, all five of the vessels that we integrated into our fleet in fiscal year 2008 are performing well and all are meeting or exceeding expectations.

Sailing days for the quarter ended June 30, 2008, increased by 140 days to 955 days from 815 days. The five vessels that we acquired during fiscal 2008 accounted for 315 of the increased days. This increase was offset by a decrease in the core Canadian and U.S. fleet of 84 days, 83 of which occurred in Canada, as discussed above, and a decrease of 91 days due to the retirement of the oldest, smallest vessel in our fleet.

We expensed approximately $888,000 of fiscal year 2008 winter work in this quarter. The increased expense was due to delays in completing winter work repairs on five vessels, including the completion of the Saginaw re-powering. This resulted in repair costs and associated fit out and carrying costs, such as utilities and dockage fees, being incurred in the first quarter of fiscal year 2009. Specifically, a portion of the winter work expenses were labor costs associated with the delayed sailing of these vessels. In particular, we incurred significant one-time labor costs attributable to training of engine room staff and fitting out of the Saginaw.

The significant improvement in our overall EBITDA in the first quarter of fiscal 2009, over the comparable period in 2008, was achieved despite expensing the aforementioned $888,000 of fiscal year 2008 winter work in the quarter ended June 30, 2008. Delays notwithstanding, we are still confident that in fiscal 2009, the expense portion of winter work, excluding the $888,000 expensed in the first quarter, is achievable at the previously guided $300,000 per vessel.

Overall, we are very pleased that our quarterly results have demonstrated the significant earnings power of our assets, and we are confident that our operations for the second quarter will trend as favorably. As we continue to leverage our operating efficiencies to improve vessel performance, I believe that we will achieve the additional profit enhancement inherent in our business model. With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I am sure you've all read through our first quarter news release and possibly even our 10-Q filed today. So I will not review all of the numbers in exhaustive detail. I am pleased that this is the first quarter that our financials are simplified as a result of the elimination of the GAAP requirement that we consolidate the variable interest entity that previously time chartered three vessels to Rand. As many of you are aware, while we recorded our financial results on a consolidated basis, Rand had no economic interest in the VIE, and therefore did not benefit from the VIE's earnings.

For purposes of our financial statements, the consolidation did not impact our consolidated revenues. However, it did affect reported expenses and earnings. For comparative purposes in this presentation and our press releases, we will be presenting our numbers excluding the VIE, which management believes is the most precise means of making an informed comparison of our results versus last year.

Vessel margins, which we defined as revenue minus outside voyage charter fees vessel, operating expenses and winter work, increased by 125.2% to $11.0 million in the three-month period ended June 30, 2008, from $4.9 million in the same year ago period. Vessel margin per boat, per day, equaled $11,013 for the quarter ended June 30, 2008 versus $5,965 for the same quarter last year. For the fiscal year ended March 31, 2008, vessel margin per boat, per day, equaled $6,470. In addition, vessel margin per boat, per day, for boats that we operated and/or owned in both the first quarter of fiscal 2009 and fiscal year 2008, equaled $10,868 and $5,896, respectively.

Please be aware that our vessels are, for the most part, not operational during our fiscal fourth quarter due to weather and system constraints. In addition, in our fiscal fourth quarter, we also expense approximately $300,000 per vessel of winter work, which reduces our full year average vessel margin per boat, per day. We believe that vessel margins are an important measure of the cash flow generated by individual vessels to evaluate performance and to make investment decisions.

General and administrative expenses increased $800,000 to $2.5 million in the three-month period ended June 30, 2008, from $1.7 million, excluding the VIE, in the same year ago period. The increase included $600,000 of higher cash costs due to increased infrastructure, staffing and expenses introduced during fiscal year 2008, $62,000 related to the strengthening of the Canadian dollar against the U.S. dollar and $118,000 for higher non-cash equity compensation. Based on our current staffing levels and foreign exchange rates, we estimate that our total general and administrative expense will equal approximately $2.4 million per quarter in fiscal 2009.

All of the increase in cash general administrative expenses, relative to our previous guidance is associated with an increase in operating company G&A. Selling, general and administrative expenses represented 9.0% of marine freight revenues in the three-month period ended June 30, 2008, a decrease from the 15%, excluding the VIE, of marine freight revenues in the three-month period ended June 30, 2007.

EBITDA for the quarter ended June 30, 2008, increased by 180.2% to $8.2 million from $2.9 million, excluding the VIE, for the quarter ended June 30, 2007. Interest expense increased by $1.1 million to $1.7 million in the three-month period ended June 30, 2008, from $0.6 million, excluding the VIE, in the three-month period ended June 30, 2007, as a result of the increase in term loans arising from the financing of the acquisitions of the Voyageur and WMS vessels.

Our net income applicable to common shareholders increased by $3.6 million to $2.3 million, or $0.19 per share, in the three-month period ended June 30, 2008, from a loss of $1.2 million, excluding the VIE, or a negative $0.13 per share, in the same year ago period. Now I'd like to turn it over to Ed.

Ed Levy: Thanks, Joe. The strategic investments we made in fiscal year 2008 to improve the efficiency of our fleet positioned us well for the increase in EBITDA achieved this quarter. As mentioned, we are pleased with our preliminary results for July and we are on track to achieve substantial profit growth in the second quarter versus the same period last year.

As we have mentioned in the past, our primary focus during fiscal year 2009 is to deliver the operating results that our business model was predicated on, now that we have the assets and operational structure in place to utilize our fleet to its full capacity. That said, we are beginning to evaluate the next phase of growth for the Company so as to be able to maintain our low-cost leadership position in an industry with high barriers to entry, highly predictable contractual demand and very favorable supply demand characteristics.

These growth initiatives include further strategic acquisitions in both the U.S. and Canadian markets, which will allow us to continue to leverage our operational expertise, customer relationships and management infrastructure. In addition, we are evaluating several vessel upgrade projects that will continue to drive operating efficiencies and profit growth.

As we proceed with our growth plans, we are doing so with an understanding of our customers' needs and balancing their needs with our philosophy of building a portfolio of assets that generate long term shareholder value. Now I'll turn the call over to Laurence for closing remarks.

Laurence Levy: Thanks, Ed. In closing, Rand has enjoyed a positive start to the 2008 sailing season and continues to capitalize on the steady favorable demand for transportation services on the Great Lakes, which we believe will continue to exceed available market capacity for the foreseeable future due to high barriers to entry.

As a result of our operating performance to date and based on our confidence in the inherent strength of our business model, highlighted by the continued strong demand for our services, we are increasing our projected fiscal year 2009 EBITDA guidance to the $18 million to $19.5 million range.

This equates to vessel margin per boat, per day, after expensed winter work, but before SG&A, of between $8,350 and $8,820. This compares to our actual fiscal year 2008 average of $6,450, which is an increase of 30% to 37%. We look forward to keeping you apprised of Rand's continued progress. With that, I would like to turn the call back to the operator and open it up for questions.

+++ q-and-a
Operator: Thank you, sir.

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And our first question's from the line of Fred Buonocore with CJS Securities. Please go ahead.

Fred Buonocore: Yes, good morning, gentlemen.

Laurence Levy: Good morning, Fred.

Fred Buonocore: Outstanding quarter. And one of the things that's particularly impressive is the increase in vessel margin per boat, per day. And I know you touched on how you achieved this at various points in the call. But could you just talk a little bit more about how you managed to drive this kind of increase and just kind of review what the major factors were and kind of how we should think about this trajectory going forward over the next several quarters and even into next year?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Yes. Fred, as we discussed, there was a number of factors behind that. We improved by being able to crew the new vessels ourselves and putting our operating philosophy in place on board and our people were able to improve the operating efficiencies of the vessels themselves.

We're operating in a much improved freight rate environment, as we touched upon. Over the last year, we renewed a significant portion of our contracts. All contracts that expired, we renewed on favorable terms. And we also added some new business. With the removal of the Calumet, tightened up our trading patterns in the backhaul and having the full fleet available without the labor stoppage that we experienced last year was one of the biggest drivers, I think, in increasing our scheduling flexibility so we could schedule to our advantage rather than fighting fires in addressing customer demand. And also, we've had fairly pronounced improvement in water levels on the Great Lakes during the first quarter of this year, also.

Fred Buonocore: Excellent. That's helpful. Thank you. And then, just in terms of the re-powering of the Saginaw, could you talk a little bit about the profit impact of the Saginaw not sailing in the quarter due to the re-powering project?

Laurence Levy: Joe, could you please quantify that?

Joe McHugh: Yes. Fred, as we mentioned, the Saginaw only sailed about 19 days out of a total of 91 days for that quarter.

Fred Buonocore: Yes.

Joe McHugh: So there were 72 days that we could have achieved revenue and freight revenue at an average of about $28,586 a day. So you asked about the profit impact. Using an average of about $11,013 a day over those 72 days, it's just under $800,000 a day, assuming that you had no mechanical delays or no incidences and you did the full 91 days.

Fred Buonocore: Got it.

Laurence Levy: Fred, just to highlight, that $800,000's for the quarter that Joe alluded to, rather than per day.

Fred Buonocore: $800,000 for the quarter.

Joe McHugh: Right. Right, I'm sorry. $11,013 per day times the 72 days.

Fred Buonocore: Got it. Okay. Great. And then, just one other item from your Q that I was looking at that maybe you could help us get a better understanding of it. See under prepaid expenses and other current assets, you had fuel and lubricants of $3.5 million. And I had thought, or maybe incorrectly so, that you basically just applied a fuel surcharge to your customers depending upon the increase in fuel. Can you talk about the interplay between prepaying fuel and the fuel surcharge and how we should kind of think about what drives this amount?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Let Joe -- Joe's going to take that.

Joe McHugh: Let me take that question. We buy the fuel and on an accrual accounting basis, fuel our boats the record the fuel on our balance sheet on that date.

Fred Buonocore: Right.

Joe McHugh: And we treat it, even though it's an Other Asset, we treat it as inventory. So, the value of that, as you can see, went up from about $2 million to $3.5 million because of the -- on a FIFO basis, the cost of that fuel went up dramatically during the quarter.

Fred Buonocore: Right.

Joe McHugh: So we are buying the fuel and paying it in about 30 days. And our customers are paying us between five and 30 days. So there's not a huge working capital impact. But most of that is just the growth in the cost per fuel per metric ton or gallon.

Fred Buonocore: Got it. Thank you very much. That's helpful. I'll jump back in queue.

Operator: Thank you. Our next question comes from the line of Chris Dudko with JDA Capital. Please go ahead.

Chris Dudko: Hey, good morning, guys. Nice results.

Laurence Levy: Thanks, Chris.

Chris Dudko: A question, you mentioned the water levels. Could you talk a little bit about just sort of how much higher those water levels are and kind of remind us of the economics of that.  As I recall it’s somewhere in the neighborhood of like $400 of EBITDA a day depending on I guess what cargo you're carrying?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Yes. As we sit here today, the water levels in Lake Superior are 16 inches above where they were at the same point last year. Lake Michigan, Lake Huron are 9 inches higher than they were at the same time last year. And Lake Erie is 6 inches above where we were at this point last year. And as we've previously discussed, depending on the vessel and the trade pattern, you're anywhere from 85 to 120 ton per inch of increased draft. And so, on a vessel in the Lake Superior trade, say, running into Algoma Steel, that additional 16 inches times 100 tons times an average freight rate per day would be your increase, if you take an average freight rate on that.

Chris Dudko: Okay. And then how quickly does that change, I guess? I mean, are those levels such things that can change over the course of a couple of weeks or does it take a month and a half?

Scott Bravener: Well I'd say it's typically, in Lake Superior's case right now, it's still in seasonal increase mode and it will continue to increase over the next month, probably and they're forecasting right now about an additional inch increase. And then Lake Huron and Lake Michigan are now in seasonal decline. They'll decline approximately one inch over the next 30 days. And Lake Erie will decline approximately five inches over the next 30 days.

Chris Dudko: Okay.

Scott Bravener: Lake Erie typically starts to decline in the end of June. It flattens out in June. But, this year, it increased right through July. But, it's now into the seasonal decline.

Chris Dudko: Okay. But, I mean, I guess all of that would be figured into your current guidance and your current thinking.

Scott Bravener: Yes.

Chris Dudko: And, I guess, you mentioned some opportunities for some capital projects that you were considering. Can you elaborate on those a little bit, kind of maybe how much those would likely cost you guys? And what kind of benefits you would hope to get from them?

Laurence Levy: Ed, could you address that?

Ed Levy: Yes. Good morning, Chris. I think it's a little too early for us yet to disclose what we're thinking about. We're in the midst of doing that analysis right now. And as we formalize it and take it to the Board, then we'll obviously come back to report to shareholders as to what we're thinking about.

Chris Dudko: Okay. Just sort of ballpark, I mean are these, or these are not, Saginaw-size projects?

Ed Levy: We prefer not to disclose anything more than that at this point.

Chris Dudko: Okay. And then, I guess, with the very strong results that you had, I think that you'll probably have some cash that you'll be trying to think of what to do with. Can you talk a little bit about your attitudes towards the debt levels and kind of maybe where you see those going?

Laurence Levy: Chris, at this time, our debt is approximately $70 million. And we would like to see that come down somewhat, based on our current size and operating levels. So for the foreseeable future, we do anticipate that we would continue to utilize the cash that we generate to pay down debt. And, as we look to further growth opportunities, we would have to revisit our capital structure and how we finance those. But, that could be at some point in the future.

Chris Dudko: Okay. Great. Thank you very much.

Laurence Levy: Thank you.

Operator: Thank you.

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And our next question's from the line of Bob Sales with LMK Capital. Please go ahead.

Bob Sales: Hi, two questions. Looks like, if we take a run rate of depreciation and amortization for Q1, it's -- the full year is somewhere between $10 million and $11 million. Is that accurate?

Laurence Levy: Joe, could you comment on that, please?

Joe McHugh: Yes, Bob. That is accurate. And that reflects the addition of the Voyageur vessels during this year that were not there in the year ago quarter.

Bob Sales: Okay. And then, barring any plans for significant upgrades, does the capital spending plan for '09 still look to be in the neighborhood of $8 million?

Laurence Levy: Scott, could you comment on that?

Joe McHugh: That is our internal projection for this year. That includes both the dry dock, scheduled dry dock, and the capital and a few incremental steel and coating upgrades.

Bob Sales: Okay. And then, can you quantify across your fleet what your shipping rate increases have been, just pure freight rate increases in the first quarter of '09 versus the first quarter of '08?

Laurence Levy: Bob, that is not something that we disclose. From a competitive perspective and relationship of our customers, we just don't think it's productive.

Bob Sales: Got you.

Laurence Levy: We think the best reflection for our shareholders to look at is our marine freight revenue per boat, per day, which gives a pretty good indication as we highlighted. We had a significant increase there, as well as the vessel margin per day, which, as we've indicated, we currently foresee at a range of 30% to 37% above last year's numbers.

Bob Sales: Okay. And when you look at the next year's shipping season, how do you think about the potential for freight rate increases against the magnitude of the increases that we saw this year versus last?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: They are fairly similar. Everything that we renewed is, generally, in the three to five-year range, and at pretty much across the board level, freight rate increases similar to what we've experienced in the past year.

Bob Sales: Okay. Thanks and nice results.

Laurence Levy: Thank you, Bob.

Operator: Thank you. Our next question is a follow-up from the line of Fred Buonocore with CJS Securities. Please go ahead.

Fred Buonocore: Yes, I just wanted to hear a little bit more about thoughts on acquisitions. You talked about both in the U.S. and Canada. But in terms of what we should be expecting, A, do you think anything will happen during the fiscal year 2009? And would these acquisitions be kind of similar to what you did in '08? I mean, are we talking about an acquisition of a couple of ships? Are we talking about self-unloading? I mean, just can you give us a little bit more specificity around what you'd be looking to add to the fleet? Thank you.

Ed Levy: Fred, just to reiterate, our primary focus for the 2009 fiscal year is to maximize the profitability of the fleet that we put together and the acquisitions that we completed in February of -- in fiscal 2008.

Fred Buonocore: Yes.

Ed Levy: So again, that is very much the primary focus. That being said, as we mentioned, it's the early phases of our analysis in terms of how we want to grow the fleet and how we want to allocate capital. I will say that our focus in terms of acquisitions is entirely in market. And by in market we mean entirely focused on the Great Lakes. We think that there is some very interesting opportunities and it would be a way to further our existing customer relationships and continue to leverage the management infrastructure that we've got in place. So that's how we're thinking about it.

Laurence Levy: Fred, I would also add, I mean, we will, as we have demonstrated, be very disciplined acquirers. We will not overpay. And we will seek accretive acquisitions, which will add a significant shareholder value. We do believe, as we look back on the acquisitions we consummated last year, that they have been very accretive for stockholders and certainly we will be looking for similar opportunities as we move forward.

Fred Buonocore: Excellent, thank you.

Operator: Thank you. Our next question comes from the line of Rob Haberman with Haberman Funds. Please go ahead.

Rob Haberman: Morning, gentlemen, nice quarter. Joe, just a couple of questions. Could you reconcile -- you threw out a debt of $70 million versus what looks like $81 million on the balance sheet net of cash. Did you pay down $10 million, $11 million?

Joe McHugh: No. Let me reconcile that for you, Fred.

Rob Haberman: Rob, sorry.

Joe McHugh: Robert, Rob, I'm sorry. The long term debt increased from about $35.7 million to about -- I'm sorry, about $70 million a year ago to about $70.7 million this year. It's actually $71.7 million in the local currencies.

Rob Haberman: Right.

Joe McHugh: And we'll start paying that down on an amortization schedule starting September 2nd. We also have bank indebtedness on our revolver, which is a seasonal revolver primarily at the beginning of the year. And that number last year was -- at the end of last year was 269. So at the end of the fiscal year, you're fairly low. We were at $18 million at the end of June. We've already paid down a couple of million of that. And we're continuing to pay that down because now seasonally, we're in a positive cash flow.

Rob Haberman: So --

Joe McHugh: At the beginning of the season, you go through two months of cash outflows and not a lot of cash inflows.

Rob Haberman: So, that $18 million and change should, at the end of year, go close to even or zero?

Joe McHugh: $18.1 million roughly at the end of June should be, depending on what we do as far as the warrant expiration, should be close to zero by yearend, typically seasonally.

Rob Haberman: Refresh my memory. The warrants, if everything is exercised, that's coming up in the fall, will raise a total of how much?

Laurence Levy: We have -- we have approximately 5 million warrants that remain outstanding at this point. And if all of them were exercised, they could bring in approximately $25 million.

Rob Haberman: And that'll bring the share count up to 17.1 million?

Laurence Levy: That is approximately correct. However, on top of that, you might want to look at the convertible preferred stock that we have, which is convertible into 2.4 million or so common shares.

Rob Haberman: And that's what you carry, 14.9 million on the balance sheet?

Laurence Levy: That is correct.

Rob Haberman: Okay. Oh, so that was -- so, you would get up to that 19.5 million if those are converted as well.

Laurence Levy: Correct, in ballpark terms, that is correct. And, of course, if you're looking at our balance sheet, you should then assume that we've got $25 million more of cash that's coming to the Company.

Rob Haberman: By the warrant exercise?

Laurence Levy: Precisely.

Rob Haberman: Okay. Okay. And just one final question. The difference, Joe, between your average and your weighted average diluted shares, those are between 12.1 million and the 14.8 million shares, that is the -- that's options?

Joe McHugh: Yes. Well, no. Most of that is taking the 2.4 million of preferred stock as converted.

Rob Haberman: Okay.

Joe McHugh: And then adding that to the outstanding shares, which went up a bit this quarter. And then, because our average stock price was lower earlier in the quarter, the -- on a fully diluted basis, the 5.2 million of warrants did not convert to that many effective shares under that U.S. GAAP formula. So you had 12.1 million basic shares, whereas the average price is only $5.27 and you assume you're buying back the shares with the cash-in range, that only added about 272,000 shares. Then we had some stock options at 243,000 and then the 2.4 million, 2.419 converted, preferred. So that's how we get to this 14,797,000 fully-diluted shares.

Rob Haberman: And just one clerical question, though, going back to your guidance of $18 million to $19 million, Ed, if I understood you, that was going to be an estimate before your G&A. Is that correct?

Laurence Levy: First of all, it was $18 million to $19.5 million.

Rob Haberman: Yes.

Laurence Levy: And secondly, that is after G&A. That is EBITDA.

Rob Haberman: After your G&A, okay.

Laurence Levy: Correct. And, obviously, we've also included our fourth quarter, which is traditionally a loss-making quarter due to the fact that we are not sailing, but still incurring G&A. So for the full fiscal year, we anticipate guidance of somewhere in the range of $18 million to $19.5 million of EBITDA.

Rob Haberman: Okay. Thank you very much.

Laurence Levy: Thank you.

Operator: Thank you.

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And, at this time, there are no additional questions. I'd like to turn it back to Mr. Laurence Levy for any closing remarks.

Laurence Levy: Thank you, Operator. We appreciate all of you participating on this call today. And thank you very much for your support of Rand. We look forward to keeping you updated about the Company's progress. Thank you very much.

Operator: Thank you, ladies and gentlemen. This does conclude the Rand Logistics first quarter 2009 earnings conference call. If you'd like to listen to a replay of today's conference, please dial 1 (800) 405-2236 or (303) 590-3000, using the access code of 11118111 followed by the pound key. ACT like to thank you for your participation. You may now disconnect.